                                  NEWS RELEASE
                                  ------------



FOR IMMEDIATE RELEASE

DATE:                         April 19, 2001
CONTACT:                      Patrick J. Owens, Jr.
                              CFO/Treasurer
PHONE:                        (570) 459-3722
FAX:                          (570) 450-6110

NORTHEAST PENNSYLVANIA FINANCIAL CORP. REPORTS
SECOND QUARTER EARNINGS AND ANNOUNCES CASH DIVIDEND.

Hazleton, Pa........ E. Lee Beard, President and Chief Executive Officer of

Northeast Pennsylvania Financial Corp. (the "Company") (Amex: NEP), the holding company for First Federal Bank (the "Bank"), reported net income for the quarter ended March 31, 2001 of $1.0 million, or $.21 diluted earnings per share,

compared to net income of $1.1 million, or $.22 diluted earnings per share for the same period last year. For the six months ended March 31, 2001, the Company had net income of $2.3 million, or $.47 diluted earnings per share compared to

$2.2 million net income, or $.43 diluted earnings per share for the six months ended March 31, 2000.


Cash earnings for the quarter ended March 31, 2001 were $1.3 million, or $.25 per diluted share, compared to $1.2 million, or $.23 diluted earnings per share for the same period last year. Cash earnings for the six months ended March 31,

2001 and March 31, 2000 were $2.7 million, or $.55 diluted earnings per share,

and $2.4 million, or $.46 diluted earnings per share, respectively. Cash earnings are operating earnings excluding amortization of intangible assets.


The Board of Directors of Northeast Pennsylvania Financial Corp. today announced a cash dividend for the three months ended March 31, 2001, of $.09 per share,

payable to

                                   (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP. SECOND QUARTER EARNINGS MARCH 2001      2



shareholders of record as of the close of business on May 11, 2001. Payment of the cash dividend will be made on or about May 29, 2001.


Net interest income for the current quarter rose $798,000, or 17.0%, over the prior year quarter and rose $1.3 million, or 13.7%, for the six months ended

March 31, 2001 over the same prior year period. These increases were primarily attributable to higher outstanding loan balances and investments, offset in part by higher interest expense on certificates of deposit, which were attributable primarily to the acquisition of Security of Pennsylvania Financial Corp.

("Security").


The provision for loan losses increased $26,000, or 10.9%, for the current quarter over the prior year quarter and decreased $180,000, or 40.6%, for the six months ended March 31, 2001 over the same prior year period. At March 31,

2001 and 2000, the allowances for loan losses were $5.1 million and $3.3 million, respectively. The allowance was 93.7% of non-performing loans and 1.04%

of total loans at March 31, 2001 compared to 155.7% of non-performing loans and

 .79% of total loans at March 31, 2000. The increase in the allowance was in part as a result of the $817,000 of allowance obtained in the Security acquisition.

Non-performing assets increased to $6.0 million, or .77% of total assets at

March 31, 2001 from $1.8 million, or .26% of total assets at March 31, 2000.

This increase in non-performing assets was primarily the result of delinquencies associated with the Security acquisition and the impairment of a $2.0 million commercial loan that was reported at September 30, 2000.


Non-interest income for the current quarter increased $818,000 over the prior year's quarter and $1.1 million for the six months ended March 31, 2001, over the same prior year period. The increase in the current quarter non-interest income was primarily the result of $425,000 commission income from Higgins

Insurance Associates, and a $130,000 increase in fee income from Northeast

Pennsylvania Trust Co. At March 31, 2001, Northeast Pennsylvania Trust Co. had

$90.6 million of assets under management. Gain on securities sold from available-for-sale increased $131,000 from the prior year quarter. Service fee income increased $108,000 as a



                                   (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP. SECOND QUARTER EARNINGS MARCH 2001      3



result of higher outstanding balances on deposits. The increase for the six month period was also attributable to increases in commission income and trust fee income, as well as a $483,000 increase in gain on sale of loans.



Non-interest expense increased $1.5 million, or 43.5%, for the current quarter over the same prior year's quarter and $2.0 million, or 27.9%, for the current year to date over the prior year to date. Both quarterly and year to date increases were primarily attributable to increases in salaries and employee benefits, amortization of intangible assets and occupancy expense as a result of the acquisitions of Security and Higgins Insurance Associates.



Total assets grew $41.0 million, or 5.5%, during the current quarter from $741.7 million to $782.7 million. This change was primarily due to an increase in mortgage backed securities and investments available for sale, which increased

$27.9 million, or 16.2%, as a result of purchases utilizing the proceeds from

FHLB advances, which had been paid down in the previous quarter with the proceeds from the loan sale. Loans receivable, net increased $5.5 million primarily as a result of originations of automobile loans, from an increased list of participating dealers. Advances from the Federal Home Loan Bank increased $28.5 million, which were used to fund the purchase of securities.



Total equity increased $4.9 million primarily as a result of the reissuance of treasury stock in the amount of $2.5 million for the purchase of Higgins

Insurance Associates. Also contributing to the change in equity was earnings for the current quarter and a decrease in unrealized (losses) on securities.



As of the close of business on December 31, 2000, Northeast Pennsylvania

Financial Corp. acquired Higgins Insurance Associates, Inc., which is headquartered in Pottsville, Pennsylvania and has been serving customers throughout Schuylkill and Luzerne counties since 1946.




                                   (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP. SECOND QUARTER EARNINGS MARCH 2001      4



Northeast Pennsylvania Financial Corp. (the "Company") is the holding company for First Federal Bank (the "Bank"), Northeast Pennsylvania Trust Co. (the

"Trust Co."), Abstractors, Inc., Higgins Insurance Agency and FIDACO, Inc.

The Company through its subsidiaries serve Northeastern and Central Pennsylvania through sixteen full service community office locations, two financial centers and a loan production office.



Statements contained in this news release, which are not historical facts, are forward looking statements, as the term is defined in the Private Securities

Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the

Securities and Exchange Commission from time to time.



Cash earnings, as defined, are not a substitute for other financial measures determined in accordance with generally accepted accounting principles. Because all companies do not calculate cash earnings in the same fashion, these measures as presented may not be comparable to other similarly titled measures of other companies.



                                   (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.  SECOND QUARTER EARNINGS MARCH  2001    5

NORTHEAST PENNSYLVANIA FINANCIAL CORP.
SELECTED FINANCIAL INFORMATION
(Dollars in Thousands, Except Per Share data and ratios)

                                                             THREE MONTHS ENDED           SIX MONTHS ENDED
                                                             ------------------           ----------------
                                                                  MARCH 31,                   MARCH 31,
OPERATING DATA:                                                 2001         2000          2001          2000
---------------                                                 ----         ----          ----          ----
Total interest income                                        $13,540      $11,162       $26,499       $21,891
Total interest expense                                         8,036        6,456        15,776        12,461
                                                               -----        -----        ------        ------
Net interest income                                            5,504        4,706        10,723         9,430
Provision for loan losses                                        264          238           263           443
                                                                 ---          ---           ---           ---
Net interest income after provision loan losses                5,240        4,468        10,460         8,987
Non-interest income                                            1,176          358         1,883           794
Non-interest expense                                           5,097        3,553         9,210         7,199
                                                               -----        -----         -----         -----
Income before income taxes                                     1,319        1,273         3,133         2,582
                                                               -----        -----         -----         -----
Income taxes                                                     296          174           818           337
                                                                 ---          ---           ---           ---
Net income                                                    $1,023       $1,099        $2,315        $2,245
                                                              ======       ======        ======        ======
Earnings per share - basic                                     $0.21        $0.23         $0.49         $0.45
Earnings per share - diluted                                   $0.21        $0.22         $0.47         $0.43
Weighted average shares outstanding-basic                  4,811,678    4,850,583     4,742,783     4,975,761
Weighted average shares outstanding-diluted                4,969,766    5,044,953     4,890,867     5,169,656
Net interest income on a tax equivalent basis                  5,800        5,175        11,305        10,368

BALANCE SHEET DATA:                                          3/31/01     12/31/00       9/30/00
-------------------                                          -------     --------       -------
Total assets                                                $782,685     $741,717      $637,342
Total securities                                             244,231      218,658       187,810
Loans, net                                                   486,459      480,941       415,105
Deposits                                                     481,453      476,219       419,671
FHLB Advances                                                210,951      182,456       137,461
Total equity                                                  78,675       73,769        72,975
Book value per share*                                          $15.91      $15.60        $14.73
Book value per share,  including  unallocated  ESOP
  shares and unvested RRP shares                               $14.79      $14.42        $13.79
Tangible book value per share*                                 $13.13      $13.73        $14.47
Tangible book value per share,  including unallocated
  ESOP and unvested RRP shares                                 $12.21       $12.69       $13.54

* Excluded ESOP shares committed to be released and unvested shares of restricted stock awards.

                                           (continued)

NORTHEAST PENNSYLVANIA FINANCIAL CORP.  SECOND QUARTER EARNINGS MARCH  2001    6


AVERAGE BALANCE SHEET DATA**:                3/31/01         3/31/00
-----------------------------                -------         -------
Average total assets                         $764,344       $645,525
Average total earning assets                  729,325        622,018
Average loans, net                            488,520        394,422
Average stockholder's equity                  $76,562        $71,382

**Numbers represent quarterly data


                                                  THREE MONTHS ENDED        SIX MONTHS ENDED
                                                  ------------------        ----------------


                                                       MARCH 31,                  MARCH 31,
SELECTED RATIOS:                                   2001         2000          2001          2000
----------------                                   ----         ----          ----          ----
Return on average assets(1)                        .58%         .68%          .63%          .71%
Return on average equity(1)                       5.34%        6.16%         6.10%         6.13%
Net interest margin (fully tax equivalent)(1)     3.16%        3.32%         3.23%         3.40%
Allowances for loan losses to loans, net          1.04%         .80%         1.04%          .80%

(1)   Annualized





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